Exhibit 10.1

May 20, 2026

Peggy Rebstock

Dear Peggy:

It is a pleasure to confirm your promotion to the position of Vice President, Chief Accounting Officer and Controller with Knife River Corporation, effective May 21, 2026, reporting to Nathan Ring.

•You will receive a weekly salary of $6,153.846 (annualized amount equal to $320,000) paid weekly and the salary grade is G.
•You will remain a participant of the Knife River Corporation Executive Incentive Compensation Plan (EICP) and the target annual cash incentive will increase from 45% to 50%, prorated based on time in each role for the 2026 plan year.
•You will remain a participant in the Knife River Long-Term Performance-Based Incentive Plan for the 2026 plan year. Your recommended target percentage for 2027 will increase from 55% to 65% of base salary. This is subject to final approval by the Compensation Committee at its regularly scheduled meeting in February/March 2027.
•Your stock holding requirement remains at 1X your base salary. The stock ownership policy requires this to be met by 1/1/2029.
•You will remain eligible for the DCP employer contribution, annually subject to final approval by the Compensation Committee at its regularly scheduled meeting in November each year.
•You will continue to remain an eligible participant in the Knife River Corporation Change in Control Severance Plan as a Tier II (multiple of 2x) participant.
•At Will Employment: The position is intended to be “at-will” which means that you or KRC may terminate the employment relationship at any time, for any reason, with or without cause or prior notice. Nothing in this letter or any company policy or procedure creates or is intended to create a promise or representation of continued employment.

Peggy, I am excited about the future of Knife River and your leadership of the Accounting Team. Your offer is contingent upon passing a pre-promotion background check. If you agree with the terms of this offer, please sign, date, and return this form to me.

Sincerely,
/s/ Brian Gray
Brian Gray
President & CEO
_______________________________________________________________________________________________
I have read the above offer made by Knife River and agree to the terms and conditions set forth.

By accepting this offer, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information about employment restrictions as possible, including copies of any agreements between you and any current or former employer describing such restrictions on your activities.

/s/ Peggy S. Rebstock May 21, 2026
Signature                                        Date
EQUAL OPPORTUNITY EMPLOYER